UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 20, 2013

YOU ON DEMAND HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-19644 (Commission File Number)	20-1778374 (IRS Employer Identification No.)

27 Union Square, West Suite 502
New York, New York  10003
Telephone No.: 212-206-1216
(Address and telephone number of Registrant's principal
executive offices and principal place of business)

(Former name or address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 20, 2013, YOU On Demand Holdings, Inc. (the “Company”) received a notice from Nasdaq indicating that the Company’s stockholders’ equity reported for its most recently completed fiscal quarter did not meet the minimum requirement of $2,500,000 for continued listing on the Nasdaq Capital Market as set forth in Nasdaq Listing Rule 5450(b)(1).  As reported in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2013 filed with the Securities and Exchange Commission on August 14, 2013, the Company’s stockholders’ equity was $1,553,238 as of June 30, 2013.

Under the applicable Nasdaq rules, the Company has 45 calendar days to submit a plan as to how the Company would seek to regain compliance with this requirement.  The Company has been in contact with Nasdaq and will submit such a plan to regain compliance through transactions that result in a net increase in equity value.  If the Company’s plan is not accepted by Nasdaq the Company will have the opportunity to appeal that decision to a hearings panel.

As a result of a gain on the Company’s recent sale of all of its interest in Jinan Guangdian Jia He Broadband Co., Ltd., the Company believes that it will be able to demonstrate compliance with Nasdaq Listing Rule 5450(b)(1), however there can be no assurance that any plan to achieve continued compliance submitted by the Company would be accepted by Nasdaq or would be successful in maintaining the Company’s listing on the Nasdaq Capital Market for its common stock.  Any such failure may impact the liquidity and market price of the Company’s common stock and the Company’s access to the capital markets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YOU ON DEMAND HOLDINGS, INC.

Date: August 23, 2013	By:	/s/Marc Urbach
Marc Urbach President and Chief Financial Officer